UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2014

MGC Diagnostics Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2014, MGC Diagnostics Corporation announced that Gregg O. Lehman, Ph.D., had resigned as the Company’s Chief Executive Officer, President and member of the Board of Directors, effective May 31, 2014 and has accepted the CEO position with Employee Benefit Solutions, Inc., a privately-held provider of healthcare cost containment and wellness programs for small and mid-sized employers, which was recently acquired by Pharos Capital in Nashville, Tennessee.

The Board has implemented its Executive Succession Plan and announced the promotion of three key executives effective June, 1, 2014:

Todd M. Austin, age 53, was named Chief Executive Officer. Austin joined MGC Diagnostics in February 2012 and is currently the Company’s Executive Vice President – Global Marketing, Engineering and Corporate Strategy. He is a globally recognized clinical and medical device industry expert and leader with extensive experience, spanning more than 20 years, in product development and marketing, strategic planning, business development, P&L responsibility and clinical consulting.

From from September 2010 to February 2012, Austin provided clinical, strategic and tactical consulting services to senior management for a number of domestic and international healthcare companies, including KarmelSonix, ERT and MGC Diagnostics Corporation. From July 2006 to September 2010 Austin was Director of Marketing for CareFusion, a leading, global health care industry company, where his responsibilities included overall marketing operations for respiratory diagnostic products supporting global sales in excess of $200 million annually, while coordinating product launch planning for more than 10 global markets. Prior to CareFusion Austin served as Vice President – U.S. Sales and Marketing for Zurich, Switzerland-based ndd Medical Technologies, a pulmonary diagnostic company. He also served as Group Product Manager for Yorba Linda, California-based VIASYS Healthcare and Customer/Product Support and Applications Manager for Sensor Medics Corporation. Mr. Austin holds a Bachelor of Science degree from Mount Marty College.

Matthew S. Margolies, age 51, was named President of the Company. Margolies joined the Company in May of 2012 and is currently MGC Diagnostics Executive Vice President – Global Sales and Service. Margolies has built a career of more than 20 years in the respiratory diagnostics industry.

Prior to joining MGC Diagnostics, Margolies was employed by Cardinal Health, where he served as Senior Vice President of Sales and Marketing of the company’s Nuclear Pharmacy team from August 2010 through May 2012. Prior to Cardinal Health, Margolies worked with CardioNet, Inc. as Senior Vice President of Sales and Marketing, from January 2009 through August 2010, generating substantial growth in CardioNet’s Cardiac Telemetry business. Before CardioNet, Margolies served for four years in a number of positions of increasing responsibility with VIASYS Healthcare, where he ultimately became Division President for the Respiratory Diagnostics group leading the company’s Worldwide Respiratory Diagnostics team. In his role with VIASYS he was responsible for the growth in the Respiratory Diagnostics space that was a component of the $1.6 billion acquisition of VIASYS by Cardinal Health (now CareFusion). From 1993-2004, Margolies held Sales and Marketing leadership roles with Covidien Health / Mallinckrodt Imaging. Margolies holds a bachelor’s degree in Business Administration/Marketing from Ramapo College of New Jersey.

Wesley W. Winnekins, age 52, was named Chief Operating Officer of the Company. Winnekins currently serves as the Company’s Executive Vice President and Chief Financial Officer and will assume the additional responsibilities for Global Operations including manufacturing, regulatory, information technology and human resources and administration. Winnekins has an extensive background in corporate finance and operations in the medical device and fitness industries.

Prior to joining MGC Diagnostics, Winnekins served as Chief Financial Officer of Snap Fitness, Inc., a multi-national franchisor of fitness clubs, from February 2011 to October 2012. Prior to that, he served as Executive Vice President, Finance and Operations with Health Fitness Corporation from February 2001 to December 2010. Prior to Health Fitness, Winnekins served in finance and management capacities for several public and private health and fitness companies, from October 1987 to February 2001. From May 1985 to October 1987, Mr. Winnekins served in the audit practice at Arthur Andersen. Mr. Winnekins received a Bachelor’s in Business Administration with a major in Accounting from Iowa State University and is a Certified Public Accountant.

The Company will disclose the compensation arrangements for these three executive officers in connection with the commencement of their new positions.

Item 9.01      Financial Statements and Exhibits:

(d)                Exhibits

The following is filed as an exhibit to this Report:

Exhibit No.	Description of Exhibit

99.1	MGC Diagnostics Corporation Press Release Dated May 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGC DIAGNOSTIC CORPORATION

Dated: May 20, 2014	By	/s/ Gregg O. Lehman, Ph.D.
Gregg O. Lehman, Ph.D.
President and Chief Executive Officer